January 25, 2022

First Busey Announces 2021 Fourth Quarter Earnings

CHAMPAIGN, IL – (GLOBE NEWSWIRE) – First Busey Corporation (Nasdaq: BUSE)

Message from our Chairman & CEO

Fourth Quarter 2021 Highlights:

●Fourth quarter 2021 net income of $29.9 million and diluted EPS of $0.53
●Fourth quarter 2021 adjusted net income1 of $34.3 million and adjusted diluted EPS1 of $0.61
●Full year 2021 net income of $123.4 million and diluted EPS of $2.20
●Full year 2021 adjusted net income1 of $137.1 million and adjusted diluted EPS1 of $2.45
●Core loan growth, excluding Paycheck Protection Program (“PPP”) loans, of $141.6 million, or 2.0%, in the fourth quarter
●Wealth management assets under care of $12.73 billion at December 31, 2021, up from $12.36 billion at September 30, 2021, and $10.23 billion at December 31, 2020, which represents 24.5% year-over-year growth
●FirsTech revenue2 of $4.9 million for the fourth quarter of 2021, up from $4.3 million for the fourth quarter of 2020, representing 16.4% year-over-year growth
●Noninterest income, excluding security gains, accounted for 32.9% of total revenue in the fourth quarter of 2021, compared to 28.9% in the fourth quarter of 2020, supported by continued growth in wealth management, payment technology solutions, and customer service fees
●Completed previously announced service center closures in November 2021 as part of our Personal Banking Transformation Plan, which resulted in the consolidation of 17 branches across our various markets.  As a result, our average deposits per branch increased to approximately $185.7 million in the fourth quarter of 2021, compared to $144.2 million in the third quarter of 2021.
●For additional information, please refer to the 4Q21 Quarterly Earnings Supplement

Fourth Quarter Financial Results

Net income for First Busey Corporation (“First Busey” or the “Company”) for the fourth quarter of 2021 was $29.9 million, or $0.53 per diluted common share, compared to $25.9 million, or $0.46 per diluted common share, for the third quarter of 2021, and $28.3 million, or $0.52 per diluted common share, for the fourth quarter of 2020.  Adjusted net income1 for the fourth quarter of 2021 was $34.3 million, or $0.61 per diluted common share, compared to $32.8 million, or $0.58 per diluted common share, for the third quarter of 2021, and $34.3 million, or $0.62 per diluted common share, for the fourth quarter of 2020.  For the fourth quarter of 2021, annualized return on average assets and annualized return on average tangible common equity1 were 0.92% and 12.49%, respectively.  Based on adjusted net income1, annualized return on average assets was 1.05% and annualized return on average tangible common equity1 was 14.30% for the fourth quarter of 2021.

Pre-provision net revenue1 for the fourth quarter of 2021 was $34.0 million, compared to $30.5 million for the third quarter of 2021 and $38.5 million for the fourth quarter of 2020.  Adjusted pre-provision net revenue1 for the fourth quarter of 2021 was $41.1 million, compared to $39.4 million for the third quarter of 2021 and $47.2 million for the fourth quarter of 2020.  Pre-provision net revenue to average assets1 for the fourth quarter of 2021 was 1.04%, compared to 0.95% for the third quarter of 2021, and 1.47% for the fourth quarter of 2020.  Adjusted pre-provision net revenue to average assets1 for the fourth quarter of 2021 was 1.27%, compared to 1.23% for the third quarter of 2021 and 1.80% for the fourth quarter of 2020.

The Company experienced its third consecutive quarter of strong core loan growth, principally in commercial lending segments.  Loan growth (excluding PPP loans) of $141.6 million in the fourth quarter of 2021 follows $177.1 million in the third quarter and $142.0 million in the second quarter.  Over the last three quarters, the Company has generated $460.7 million in core loan growth (excluding PPP loans), equating to an annualized growth rate of 9.8%.

1 See “Non-GAAP Financial Information” for reconciliation.

2 Revenue from the Company’s subsidiary, FirsTech, Inc. (“FirsTech”), excluding consolidations and eliminations.

The Company’s fourth quarter 2021 results include a provision release of $4.7 million for credit losses and a $0.3 million provision expense for unfunded commitments, reflecting forecasted improvements in macroeconomic conditions and asset quality, partially offset by core loan growth.  The total allowance for credit losses was $87.9 million at December 31, 2021, representing 1.22% of total portfolio loans outstanding and 1.24% of portfolio loans excluding PPP loans.  Net charge-offs remain exceptionally low at $0.2 million in the fourth quarter of 2021, representing 0.01% of average loans on an annualized basis.

Our fee-based businesses continue to add dynamic revenue diversification.  In the fourth quarter of 2021, wealth management fees were $13.8 million, compared to $13.7 million in the third quarter of 2021, representing a 29.3% increase from $10.6 million in the fourth quarter of 2020.  Revenue from payment technology solutions from the Company’s subsidiary FirsTech remained steady at $4.6 million, for both the third and fourth quarters of 2021, an increase of 15.7% from $4.0 million in the fourth quarter of 2020.  Fees for customer services were $9.7 million in the fourth quarter of 2021, compared to $9.3 million in the third quarter of 2021, representing a 17.8% increase from $8.2 million in the fourth quarter of 2020.

The Company views certain non-operating items, including acquisition-related and other restructuring charges, as adjustments to net income reported under U.S. generally accepted accounting principles (“GAAP”).  Non-operating pretax adjustments for the fourth quarter of 2021 included $2.2 million of expenses related to the acquisition of Cummins-American Corp. (“CAC”), the holding company for Glenview State Bank (“GSB”), and $3.4 million in restructuring expenses related to the previously announced Personal Banking Transformation Plan.  The Company believes that non-GAAP measures—including pre-provision net revenue, adjusted pre-provision net revenue, pre-provision net revenue to average assets, adjusted pre-provision net revenue to average assets, adjusted net income, adjusted diluted earnings per share, adjusted return on average assets, adjusted net interest margin, adjusted noninterest expense, efficiency ratio, adjusted efficiency ratio, tangible common equity, tangible common equity to tangible assets, tangible book value per common share, and return on average tangible common equity—facilitate the assessment of its financial results and peer comparability.  A reconciliation of these non-GAAP measures is included in tabular form at the end of this release.

Coronavirus Disease 2019 (“COVID-19”) Update

The Company continues to navigate the economic environment caused by COVID-19 effectively and prudently and remains resolute in its focus on serving its customers, communities, and associates while protecting its balance sheet.  To alleviate some of the financial hardships faced as a result of COVID-19, First Busey offered an internal Financial Relief Program to qualifying customers.  As of December 31, 2021, the Company had no loans remaining on full payment deferral and 32 commercial loans remaining on interest only payment deferrals, representing $128.7 million in loans.

First Busey served as a bridge for the PPP, actively helping existing and new business clients sign up for this important financial resource.  At December 31, 2021, First Busey had $76.9 million in total PPP loans outstanding, with an amortized cost of $75.0 million, down from $183.1 million in total PPP loans outstanding, with an amortized cost of $178.2 million, at September 30, 2021, and $451.5 million in PPP loans outstanding, with an amortized cost of $446.4 million, at December 31, 2020.

Community Banking

First Busey’s goal of being a strong community bank begins with outstanding associates.  The Company is honored to be named among the 2021 Best Banks to Work For by American Banker, the 2021 Best Places to Work in Illinois by Daily Herald Business Ledger, the 2021 Best Companies to Work For in Florida by Florida Trend magazine, the 2021 Best Place to Work in Indiana by the Indiana Chamber of Commerce, and the 2021 Best Places to Work in Money Management by Pensions and Investments.

As we reflect back on 2021 and look ahead to 2022, the Company remains steadfast in our commitment to the customers and communities we serve.  The Company reported solid fourth quarter results, which are reflective of our strategic growth plans.  Despite headwinds related to the COVID-19 Omicron variant, supply chain issues, and inflation, the economy continues to improve, and we feel confident that we are well positioned to produce growth and profitability as we move forward.

/s/ Van A. Dukeman

Chairman, President & Chief Executive Officer

First Busey Corporation

SELECTED FINANCIAL HIGHLIGHTS (Unaudited)
(dollars in thousands, except per share data)

	As of and for the					As of and for the
	Three Months Ended					Year Ended
	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,	December 31,
	2021	2021	2021	2021	2020	2021	2020
EARNINGS & PER SHARE DATA
Net income	$29,926	$25,941	$29,766	$37,816	$28,345	$123,449	$100,344
Diluted earnings per share	0.53	0.46	0.53	0.69	0.52	2.20	1.83
Cash dividends paid per share	0.23	0.23	0.23	0.23	0.22	0.92	0.88
Pre-provision net revenue 1, [2]	33,954	30,470	34,030	40,198	38,507	138,652	165,672
Revenue [3]	105,123	103,957	96,655	94,697	102,580	400,432	399,869

Net income by operating segments:
Banking	27,955	25,124	29,237	35,528	28,573	117,844	101,226
FirsTech	313	384	401	429	406	1,527	2,372
Wealth Management	4,285	4,718	4,885	4,682	3,334	18,570	13,181

AVERAGE BALANCES
Cash and cash equivalents	$857,694	$1,009,750	$647,465	$536,457	$551,844	$764,398	$607,525
Investment securities	4,087,813	3,721,740	3,031,250	2,561,680	2,077,284	3,355,819	1,840,100
Loans held for sale	18,073	15,589	22,393	31,373	52,745	21,803	82,106
Portfolio loans	7,113,963	7,133,108	6,889,551	6,736,664	6,990,414	6,969,807	7,006,946
Interest-earning assets	11,947,653	11,730,637	10,448,417	9,752,294	9,557,265	10,978,116	9,417,938
Total assets	12,895,049	12,697,795	11,398,655	10,594,245	10,419,364	11,904,935	10,292,256

Noninterest bearing deposits	3,531,345	3,365,823	2,970,890	2,688,845	2,545,830	3,142,155	2,364,442
Interest-bearing deposits	7,276,237	7,253,242	6,432,336	6,033,613	5,985,020	6,753,643	6,077,539
Total deposits	10,807,582	10,619,065	9,403,226	8,722,458	8,530,850	9,895,798	8,441,981

Securities sold under agreements to repurchase	262,004	221,813	204,417	184,694	194,610	218,454	187,811
Interest-bearing liabilities	7,898,627	7,842,805	6,966,046	6,521,195	6,482,475	7,312,409	6,554,428
Total liabilities	11,566,357	11,346,379	10,055,884	9,318,551	9,158,066	10,580,073	9,051,882
Stockholders' equity - common	1,328,692	1,351,416	1,342,771	1,275,694	1,261,298	1,324,862	1,240,374
Average tangible common equity [2]	950,867	970,531	974,062	913,001	896,178	952,269	871,750

PERFORMANCE RATIOS
Pre-provision net revenue to average assets [1,2]	1.04%	0.95%	1.20%	1.54%	1.47%	1.16%	1.61%
Return on average assets	0.92%	0.81%	1.05%	1.45%	1.08%	1.04%	0.97%
Return on average common equity	8.94%	7.62%	8.89%	12.02%	8.94%	9.32%	8.09%
Return on average tangible common equity [2]	12.49%	10.60%	12.26%	16.80%	12.58%	12.96%	11.51%
Net interest margin 2, [4]	2.36%	2.41%	2.50%	2.72%	3.06%	2.49%	3.03%
Efficiency ratio [2]	64.42%	67.27%	61.68%	54.67%	59.70%	62.19%	55.68%
Noninterest revenue as a % of total revenues [3]	32.93%	31.94%	33.22%	31.47%	28.90%	32.40%	29.24%

NON-GAAP FINANCIAL INFORMATION
Adjusted pre-provision net revenue [1,2]	$41,144	$39,409	$37,486	$42,753	$47,156	$160,792	$180,516
Adjusted net income [2]	34,277	32,845	31,921	38,065	34,255	137,108	108,728
Adjusted diluted earnings per share [2]	0.61	0.58	0.57	0.69	0.62	2.45	1.98
Adjusted pre-provision net revenue to average assets [2]	1.27%	1.23%	1.32%	1.64%	1.80%	1.35%	1.75%
Adjusted return on average assets [2]	1.05%	1.03%	1.12%	1.46%	1.31%	1.15%	1.06%
Adjusted return on average tangible common equity [2]	14.30%	13.43%	13.14%	16.91%	15.21%	14.40%	12.47%
Adjusted net interest margin [2,4]	2.31%	2.35%	2.43%	2.63%	2.96%	2.42%	2.92%
Adjusted efficiency ratio [2]	59.09%	58.97%	58.89%	54.33%	52.39%	57.89%	53.02%

[1] Net interest income plus noninterest income, excluding security gains and losses, less noninterest expense.
[2] See “Non-GAAP Financial Information” for reconciliation.
[3] Revenue consists of net interest income plus noninterest income, excluding security gains and losses.
4 On a tax-equivalent basis, assuming a federal income tax rate of 21%.

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(dollars in thousands, except per share data)

	December 31,	September 30,	June 30,	March 31,	December 31,
	2021	2021	2021	2021	2020
ASSETS
Cash and cash equivalents	$836,095	$883,845	$920,810	$404,802	$688,537
Investment securities	3,994,822	4,010,256	3,478,467	2,804,101	2,266,717

Loans held for sale	23,875	20,225	17,834	38,272	42,813

Commercial loans	5,449,689	5,431,342	5,475,461	5,402,970	5,368,897
Retail real estate and retail other loans	1,739,309	1,719,293	1,710,189	1,376,330	1,445,280
Portfolio loans	7,188,998	7,150,635	7,185,650	6,779,300	6,814,177

Allowance for credit losses	(87,887)	(92,802)	(95,410)	(93,943)	(101,048)
Premises and equipment	136,147	142,031	145,437	132,669	135,191
Goodwill and other intangibles	375,924	378,891	381,795	361,120	363,521
Right of use asset	10,533	11,068	8,228	7,333	7,714
Other assets	381,182	395,181	372,638	325,909	326,425
Total assets	$12,859,689	$12,899,330	$12,415,449	$10,759,563	$10,544,047

LIABILITIES & STOCKHOLDERS' EQUITY
Noninterest bearing deposits	$3,670,267	$3,453,906	$3,186,650	$2,859,492	$2,552,039
Interest checking, savings, and money market deposits	6,162,661	6,337,026	6,034,871	4,991,887	5,006,462
Time deposits	935,649	1,026,935	1,115,596	1,022,468	1,119,348
Total deposits	$10,768,577	$10,817,867	$10,337,117	$8,873,847	$8,677,849

Securities sold under agreements to repurchase	$270,139	$241,242	$207,266	$210,132	$175,614
Short-term borrowings	17,678	17,673	30,168	4,663	4,658
Long-term debt	268,773	271,780	274,788	226,797	226,792
Junior subordinated debt owed to unconsolidated trusts	71,635	71,593	71,551	71,509	71,468
Lease liability	10,591	11,120	8,280	7,380	7,757
Other liabilities	133,184	134,979	140,588	99,413	109,840
Total liabilities	$11,540,577	$11,566,254	$11,069,758	$9,493,741	$9,273,978
Total stockholders' equity	$1,319,112	$1,333,076	$1,345,691	$1,265,822	$1,270,069
Total liabilities & stockholders' equity	$12,859,689	$12,899,330	$12,415,449	$10,759,563	$10,544,047

SHARE DATA
Book value per common share	$23.80	$23.88	$23.89	$23.29	$23.34
Tangible book value per common share [1]	$17.01	$17.09	$17.11	$16.65	$16.66
Ending number of common shares outstanding	55,434,910	55,826,984	56,330,616	54,345,379	54,404,379

[1] See "Non-GAAP Financial Information" for reconciliation. Excludes tax effect of other intangible assets.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(dollars in thousands, except per share data)

	Three Months Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2021	2021	2020	2021	2020
INTEREST INCOME
Interest and fees on loans held for sale and portfolio	$62,965	$65,163	$71,525	$252,097	$284,959
Interest on investment securities	13,658	12,239	9,651	45,552	39,916
Other interest income	294	462	127	1,151	1,723
Total interest income	$76,917	$77,864	$81,303	$298,800	$326,598

INTEREST EXPENSE
Interest on deposits	$2,497	$3,059	$4,638	$12,583	$30,691
Interest on securities sold under agreements to repurchase	50	60	64	227	660
Interest on short-term borrowings	84	112	19	279	234
Interest on long-term debt	3,123	3,150	2,906	12,173	9,118
Junior subordinated debt owed to unconsolidated trusts	655	728	740	2,840	2,960
Total interest expense	$6,409	$7,109	$8,367	$28,102	$43,663

Net interest income	$70,508	$70,755	$72,936	$270,698	$282,935
Provision for loan losses	(4,736)	(1,869)	3,141	(15,101)	38,797
Net interest income after provision for loan losses	$75,244	$72,624	$69,795	$285,799	$244,138

NONINTEREST INCOME
Wealth management fees	$13,751	$13,749	$10,632	$53,086	$42,928
Fees for customer services	9,668	9,288	8,204	35,604	31,604
Payment technology solutions	4,576	4,620	3,954	18,347	15,628
Mortgage revenue	1,086	1,740	3,159	7,239	13,038
Income on bank owned life insurance	1,727	999	1,019	5,166	5,380
Net security gains (losses)	474	57	855	3,070	1,331
Other	3,807	2,806	2,676	10,292	8,356
Total noninterest income	$35,089	$33,259	$30,499	$132,804	$118,265

NONINTEREST EXPENSE
Salaries, wages, and employee benefits	$38,090	$41,949	$31,322	$145,312	$126,719
Data processing expense	4,981	7,782	4,043	21,862	16,426
Net occupancy expense	4,740	4,797	4,188	18,346	17,607
Furniture and equipment expense	2,001	2,208	2,239	8,301	9,550
Professional fees	1,932	1,361	2,888	7,549	8,396
Amortization expense	3,074	3,149	2,439	11,274	10,008
Interchange expense	1,432	1,434	1,220	5,792	4,810
Other operating expenses	14,919	10,807	15,734	43,344	40,681
Total noninterest expense	$71,169	$73,487	$64,073	$261,780	$234,197

Income before income taxes	$39,164	$32,396	$36,221	$156,823	$128,206
Income taxes	9,238	6,455	7,876	33,374	27,862
Net income	$29,926	$25,941	$28,345	$123,449	$100,344

SHARE DATA
Basic earnings per common share	$0.54	$0.46	$0.52	$2.23	$1.84
Fully-diluted earnings per common share	$0.53	$0.46	$0.52	$2.20	$1.83
Average common shares outstanding	55,705,169	56,227,816	54,532,705	55,369,476	54,567,429
Diluted average common shares outstanding	56,413,026	56,832,518	54,911,458	56,008,805	54,826,939

Balance Sheet Growth

Our balance sheet remains a source of strength.  Total assets were $12.86 billion at December 31, 2021, $12.90 billion at September 30, 2021, and $10.54 billion at December 31, 2020.  At December 31, 2021, portfolio loans were $7.19 billion, compared to $7.15 billion as of September 30, 2021, and $6.81 billion as of December 31, 2020.  Amortized costs of PPP loans of $75.0 million, $178.2 million, and $446.4 million are included in the December 31, 2021, September 30, 2021, and December 31, 2020, portfolio loan balances, respectively.  During the fourth quarter of 2021, Busey Bank experienced another strong quarter of core loan growth of $141.6 million, consisting of growth in commercial balances1 (excluding PPP loans) of $121.6 million and growth in retail real estate and retail other balances of $20.0 million.  Growth was principally driven by our Northern, Central, and Gateway regions.  Loan growth (excluding PPP loans) of $141.6 million in the fourth quarter of 2021 follows $177.1 million in the third quarter and $142.0 million in the second quarter.  Over the last three quarters, the Company has generated $460.7 million in core loan growth (excluding PPP loans), equating to an annualized growth rate of 9.8%.

Average portfolio loans were $7.11 billion for the fourth quarter of 2021, compared to $7.13 billion for the third quarter of 2021 and $6.99 billion for the fourth quarter of 2020.  The average balance of PPP loans for the fourth quarter of 2021 was $123.5 million, compared to $291.8 million for the third quarter of 2021 and $608.9 million for the fourth quarter of 2020.  Average interest-earning assets for the fourth quarter of 2021 were $11.95 billion, compared to $11.73 billion for the third quarter of 2021, and $9.56 billion for the fourth quarter of 2020.

Total deposits were $10.77 billion at December 31, 2021, compared to $10.82 billion at September 30, 2021, and $8.68 billion at December 31, 2020.  Fluctuations in deposit balances can be attributed to the retention of PPP loan funding in customer deposit accounts, the impacts of economic stimulus, other core deposit2 growth, and the seasonality of public funds.  The Company remains funded substantially through core deposits with significant market share in its primary markets.  Core deposits now account for 98.7% of total deposits.  Cost of deposits declined to 0.09% in the fourth quarter, a 2 basis point reduction compared to September 30, 2021.

Net Interest Margin3 and Net Interest Income

Net interest margin for the fourth quarter of 2021 was 2.36%, compared to 2.41% for the third quarter of 2021, and 3.06% for the fourth quarter of 2020.  Excluding purchase accretion, adjusted net interest margin3 was 2.31% for the fourth quarter of 2021, compared to 2.35% in the third quarter of 2021, and 2.96% in the fourth quarter of 2020.   Net interest income was $70.5 million in the fourth quarter of 2021 compared to $70.8 million in the third quarter of 2021, and $72.9 million in the fourth quarter of 2020.  Net interest income excluding PPP net fee contribution was $67.8 million in the fourth quarter of 2021 compared to $66.2 million in the third quarter of 2021, and $64.1 in the fourth quarter of 2020.

The Federal Open Market Committee rate cuts during the first quarter of 2020 have contributed to the decline in net interest margin over the past year, as assets, in particular commercial loans, repriced more quickly and to a greater extent than liabilities.  The net interest margin has also been negatively impacted by the sizeable balance of lower-yielding PPP loans, significant growth in the Company’s liquidity position, and the issuance of debt.  Those impacts were partially offset by the Company’s efforts to lower deposit funding costs as well as the fees recognized related to PPP loans.  Factors contributing to the 5 basis point decline in net interest margin during the fourth quarter of 2021 include:

●	Reduced volume of PPP loan forgiveness which contributed -7 basis points
●	Reduced recognition of purchase accounting accretion which contributed -1 basis points
●	Funding cost improvements which contributed +3 basis points

The deceleration of PPP loan forgiveness was the largest driver of net interest margin dilution during the fourth quarter.  SBA loan forgiveness and customer paydowns of $106.2 million resulted in deferred net fee recognition of $2.9 million versus SBA loan forgiveness and customer paydowns of $216.6 million during the third quarter resulting in deferred net fee recognition of $4.4 million.  As of December 31, 2021, the PPP loan portfolio was down to $76.9 million of principal balances and net deferred fees remaining of $1.9 million.

1 Commercial balances include commercial, commercial real estate, and real estate construction loans.

2 Core deposits include non-brokered transaction accounts, money market deposit accounts, and time deposits of $250,000 or less.

3 See “Non-GAAP Financial Information” for reconciliation.

Net interest margin excluding purchase accretion and the contribution from PPP loans was stable from the third quarter to the fourth quarter of 2021.  The contribution of core loan portfolio growth and the further reduction of funding costs helped to offset loan yield compression that results from the natural repricing dynamics of our asset sensitive balance sheet in this persistent low-rate environment.  Based on a static balance sheet, a +100 basis point parallel shift in rates would improve net interest income by 8.8%.

Asset Quality

Credit quality continues to be exceptionally strong.  Loans 30-89 days past due were $6.3 million as of December 31, 2021, compared to $6.4 million as of September 30, 2021, and $7.6 million as of December 31, 2020.  Non-performing loans totaled $16.9 million as of December 31, 2021, compared to $25.9 million as of September 30, 2021, and $24.3 million as of December 31, 2020. The fourth quarter decrease includes a $4.9 million sale of non-performing retail real estate loans.  Continued disciplined credit management resulted in non-performing loans as a percentage of total loans of 0.23% at December 31, 2021, compared to 0.36% at both September 30, 2021, and December 31, 2020.  Excluding the amortized cost of PPP loans, non-performing loans as a percentage of total loans was 0.24% at December 31, 2021, compared to 0.37% at September 30, 2021, and 0.38% at December 31, 2020.  Meanwhile, non-performing assets finished the year at 0.17% of total assets.

Net charge-offs totaled $0.2 million for the quarter ended December 31, 2021, compared to $0.7 million and $0.9 million for the quarters ended September 30, 2021, and December 31, 2020, respectively.  The annualized ratio of fourth quarter net charge-offs to average loans was 0.01%.  The allowance as a percentage of portfolio loans was 1.22% at December 31, 2021, compared to 1.30% at September 30, 2021, and 1.48% at December 31, 2020.  Excluding the amortized cost of PPP loans, the allowance as a percentage of portfolio loans was 1.24% at December 31, 2021.  The allowance as a percentage of non-performing loans was 521.52% at December 31, 2021, compared to 358.86% at September 30, 2021, and 415.82% at December 31, 2020.

The Company maintains a well-diversified loan portfolio and, as a matter of policy and practice, limits concentration exposure in any particular loan segment.

ASSET QUALITY (Unaudited)
(dollars in thousands)

	As of and for the Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2021	2021	2021	2021	2020

ASSET QUALITY
Portfolio loans	$7,188,998	$7,150,635	$7,185,650	$6,779,300	$6,814,177
Portfolio loans excluding amortized cost of PPP loans	7,114,040	6,972,404	6,795,255	6,257,196	6,367,774
Loans 30-89 days past due	6,261	6,446	3,888	9,929	7,578
Non-performing loans:
Non-accrual loans	15,946	25,369	27,725	21,706	22,930
Loans 90+ days past due and still accruing	906	491	590	1,149	1,371
Total non-performing loans	$16,852	$25,860	$28,315	$22,855	$24,301
Total non-performing loans, segregated by geography:
Illinois / Indiana	$10,450	$17,824	$21,398	$15,457	$16,234
Missouri	5,349	6,736	5,645	6,170	6,764
Florida	1,053	1,300	1,272	1,228	1,303
Other non-performing assets	4,416	3,184	3,137	4,292	4,571
Total non-performing assets	$21,268	$29,044	$31,452	$27,147	$28,872

Total non-performing assets to total assets	0.17%	0.23%	0.25%	0.25%	0.27%
Total non-performing assets to portfolio loans and non-performing assets	0.30%	0.41%	0.44%	0.40%	0.42%
Allowance for credit losses to portfolio loans	1.22%	1.30%	1.33%	1.39%	1.48%
Allowance for credit losses to portfolio loans, excluding PPP	1.24%	1.33%	1.40%	1.50%	1.59%
Allowance for credit losses as a percentage of non-performing loans	521.52%	358.86%	336.96%	411.04%	415.82%
Net charge-offs (recoveries)	$179	$739	$1,011	$309	$934
Provision	(4,736)	(1,869)	(1,700)	(6,796)	3,141

Noninterest Income

Total noninterest income increased to $35.1 million for the fourth quarter of 2021, compared to $33.3 million for the third quarter of 2021 and $30.5 million for the fourth quarter of 2020.  Revenues from wealth management fees and payment technology solutions activities represented 52.2% of the Company’s noninterest income for the quarter ended December 31, 2021, providing a balance to spread-based revenue from traditional banking activities.  On a combined basis, revenue from these two critical operating areas increased by 25.6% compared to the fourth quarter of 2020.

Wealth management fees were $13.8 million for the fourth quarter of 2021, compared to $13.7 million for the third quarter of 2021 and $10.6 million for the fourth quarter of 2020, a 29.3% increase from the comparable period in 2020.  Net income from the Wealth Management segment was $4.3 million for the fourth quarter of 2021, compared to $4.7 million for the third quarter of 2021, and $3.3 million in the fourth quarter of 2020, a 28.5% increase from the comparable period in 2020.  First Busey’s Wealth Management division ended the fourth quarter of 2021 with $12.73 billion in assets under care, compared to $12.36 billion at the end of the third quarter of 2021, and $10.23 billion at the end of the fourth quarter of 2020, a 24.5% increase from the comparable period in 2020.

Payment technology solutions revenue from FirsTech was $4.6 million for the fourth quarter of 2021, consistent with the third quarter of 2021, and a 15.7% increase from $4.0 million for the fourth quarter of 2020.  The FirsTech operating segment generated net income of $0.3 million in the fourth quarter of 2021, a decrease from $0.4 million in both the third quarter of 2021 and the fourth quarter of 2020.  FirsTech generated revenue of $19.7 million1 during 2021, compared to $16.6 million1 during 2020, representing an increase of 18.5%.  The Company is currently making strategic investments in FirsTech to further enhance future growth including further upgrades to the product and engineering teams to build an application programming interface (“API”) first cloud-based platform to provide for fully integrated payment capabilities as well as the continued development of our Banking as a Service (“BaaS”) platform.

Fees for customer services increased to $9.7 million for the fourth quarter of 2021, compared to $9.3 million in the third quarter of 2021 and $8.2 million in the fourth quarter of 2020, a 17.8% increase from the comparable period in 2020.  Fees for customer services have been impacted since early 2020 by changing customer behaviors resulting from COVID-19 and government stimulus programs, and continue to rebound with improving economic conditions and customer activity levels.

Mortgage revenue was $1.1 million in the fourth quarter of 2021, a decrease from $1.7 million in the third quarter of 2021, and $3.2 million in the fourth quarter of 2020. Sold-loan mortgage volume declined in the fourth quarter of 2021 compared to the same quarter in 2020 due to a higher share of portfolio loan production in 2021. Further, net gain on sale spreads declined from historically high levels seen earlier in 2021.

Operating Efficiency

Total noninterest expense was $71.2 million in the fourth quarter of 2021, compared to $73.5 million in the third quarter of 2021, and $64.1 million in the fourth quarter of 2020.  Noninterest expense including amortization of intangibles but excluding non-operating adjustment items2 was $65.5 million in the fourth quarter of 2021, compared to $64.8 million in the third quarter of 2021, and $56.5 million in the fourth quarter of 2020.  As a result, the efficiency ratio2 was 64.42% for the quarter ended December 31, 2021, compared to 67.27% for the quarter ended September 30, 2021, and 59.70% for the quarter ended December 31, 2020.  The adjusted efficiency ratio2 was 59.09% for the quarter ended December 31, 2021, 58.97% for the quarter ended September 30, 2021, and 52.39% for the quarter ended December 31, 2020.  The Company remains focused on expense discipline and realized synergies in the fourth quarter of 2021 from the GSB merger and Personal Banking Transformation Plan.

Noteworthy components of noninterest expense are as follows:

●	Salaries, wages, and employee benefits were $38.1 million in the fourth quarter of 2021, a decrease from $41.9 million in the third quarter of 2021, and an increase from $31.3 million in the fourth quarter of 2020. Total full-time equivalents numbered 1,463 at December 31, 2021, compared to 1,462 at September 30, 2021, and 1,346 at December 31, 2020. The Company recorded $2.0 million of non-operating salaries, wages, and employee benefit expenses in the fourth quarter of 2021 largely related to the GSB merger, compared to $4.7 million in the third quarter of 2021, and $0.1 million in the fourth quarter of 2020.

●	Data processing expense was $5.0 million in the fourth quarter of 2021, a decrease from $7.8 million in the third quarter of 2021, and an increase from $4.0 million in the fourth quarter of 2020. The Company recorded $0.1 million of non-operating data

1 Revenue equates to all revenue sources tied to FirsTech, excluding intracompany eliminations and consolidations.

2 A Non-GAAP financial measure. See “Non-GAAP Financial Information” for reconciliation.

processing expenses in the fourth quarter of 2021, compared to $3.2 million in the third quarter of 2021 and $0.1 million in the fourth quarter of 2020. Non-operating data processing costs related to the acquisition of GSB, and were higher in the third quarter of 2021 due to the integration of GSB into Busey Bank.

●	Professional fees were $1.9 million in the fourth quarter of 2021, an increase from $1.4 million in the third quarter of 2021, and a decrease from $2.9 million in the fourth quarter of 2020. The Company recorded $0.2 million of non-operating professional fees in the fourth quarter of 2021, compared to $0.1 million in the third quarter of 2021 and $0.5 million in the fourth quarter of 2020.

●	Amortization expense was $3.1 million in the fourth quarter of 2021, consistent with the third quarter of 2021, and an increase from $2.4 million in the fourth quarter of 2020. The year-over-year increase is attributable to the acquisition of GSB, completed in the second quarter of 2021.

●	Other operating expenses were $14.9 million for the fourth quarter of 2021, an increase from $10.8 million in the third quarter of 2021, and a decrease from $15.7 million in the fourth quarter of 2020. The Company recorded $3.3 million of non-operating expenses within the other operating expense line in the fourth quarter of 2021, which included $3.2 million of fixed asset impairment related to the 2021 service center closures, compared to $0.6 million non-operating expenses recorded in the third quarter of 2021 and $6.9 million in the fourth quarter of 2020. Higher business development and marketing expenses accounted for $0.6 million of the quarter-over-quarter increase in other operating expenses, excluding non-operating expenses.

Capital Strength

The Company's strong capital levels, coupled with its earnings, have allowed First Busey to provide a steady return to its stockholders through dividends.  The Company will pay a cash dividend on January 28, 2022, of $0.23 per common share to stockholders of record as of January 21, 2022.  The Company has consistently paid dividends to its common stockholders since the bank holding company was organized in 1980.

As of December 31, 2021, the Company continued to exceed the capital adequacy requirements necessary to be considered “well-capitalized” under applicable regulatory guidelines.  The Company’s tangible common equity1 was $959.4 million at December 31, 2021, compared to $971.3 million at September 30, 2021, and $921.1 million at December 31, 2020.  Tangible common equity represented 7.68% of tangible assets at December 31, 2021, compared to 7.75% at September 30, 2021, and 9.03% at December 31, 2020.1

During the fourth quarter of 2021, the Company purchased 418,000 shares of its common stock at a weighted average price of $26.33 per share for a total of $11.0 million under the Company’s stock repurchase plan.  Total share repurchases in 2021 were 1,323,000 shares at a weighted average price of $24.98 per share.  As of December 31, 2021, the Company had 535,824 shares remaining on its stock repurchase plan available for repurchase.

4Q21 Quarterly Earnings Supplement

For additional information on the Company’s financial condition, operating results, and response to COVID-19, please refer to the 4Q21 Quarterly Earnings Supplement presentation furnished via Form 8-K on January 25, 2022, in connection with this earnings release.

1 A Non-GAAP financial measure. See “Non-GAAP Financial Information” for reconciliation.

Corporate Profile

As of December 31, 2021, First Busey Corporation (Nasdaq: BUSE) was a $12.86 billion financial holding company headquartered in Champaign, Illinois.

Busey Bank, a wholly-owned bank subsidiary of First Busey Corporation, had total assets of $12.83 billion as of December 31, 2021, and is headquartered in Champaign, Illinois.  Busey Bank currently has 46 banking centers serving Illinois, eight banking centers serving Missouri, three banking centers serving southwest Florida, and one banking center in Indianapolis, Indiana.

Busey Bank owns a retail payment processing subsidiary, FirsTech, which processes approximately 30 million transactions for a total of $9.5 billion on an annual basis.  FirsTech operates across the United States and Canada, providing payment solutions that include, but are not limited to, electronic payments, mobile payments, phone payments, remittance processing, in person payments, and merchant services.  In addition, FirsTech continues to grow its new BaaS platform.  More information about FirsTech can be found at firstechpayments.com.

Through the Company’s Wealth Management division, the Company provides asset management, investment, and fiduciary services to individuals, businesses, and foundations.  As of December 31, 2021, assets under care were $12.73 billion.

First Busey has been named a Best Place to Work across the company footprint since 2016 by Best Companies Group.  We are honored to be consistently recognized by national and local organizations for our engaged culture of integrity and commitment to community development.

For more information about us, visit busey.com.

Category: Financial

Source: First Busey Corporation

Contacts:

Jeffrey D. Jones, Chief Financial Officer

217-365-4130

Non-GAAP Financial Information

This earnings release contains certain financial information determined by methods other than GAAP.  These measures include pre-provision net revenue, adjusted pre-provision net revenue, pre-provision revenue to average assets, adjusted pre-provision net revenue to average assets, adjusted net income, adjusted diluted earnings per share, adjusted return on average assets, adjusted net interest margin, adjusted noninterest expense, efficiency ratio, adjusted efficiency ratio, tangible common equity, tangible common equity to tangible assets, tangible book value per common share, and return on average tangible common equity.  Management uses these non-GAAP measures, together with the related GAAP measures, in analysis of the Company’s performance and in making business decisions.  Management also uses these measures for peer comparisons.

A reconciliation to what management believes to be the most direct compared GAAP financial measures, specifically total net interest income in the case of pre-provision net revenue, adjusted pre-provision net revenue, pre-provision net revenue to average assets, and adjusted pre-provision net revenue to average assets; net income in the case of adjusted net income, adjusted diluted earnings per share, and adjusted return on average assets; total net interest income in the case of adjusted net interest margin; total noninterest income and total noninterest expense in the case of adjusted noninterest expense, efficiency ratio, and adjusted efficiency ratio; and total stockholders’ equity in the case of tangible common equity, tangible common equity to tangible assets, tangible book value per common share, and return on average tangible common equity, appears below.  The Company believes the adjusted measures are useful for investors and management to understand the effects of certain non-recurring noninterest items and provide additional perspective on the Company’s performance over time as well as comparison to the Company’s peers.

These non-GAAP disclosures have inherent limitations and are not audited.  They should not be considered in isolation or as a substitute for the results reported in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.  Tax effected numbers included in these non-GAAP disclosures are based on estimated statutory rates or effective rates as appropriate.

Reconciliation of Non-GAAP Financial Measures – Pre-Provision Net Revenue, Adjusted Pre-Provision Net Revenue,
Pre-Provision Net Revenue to Average Assets, and Adjusted Pre-Provision Net Revenue to Average Assets (Unaudited)

(dollars in thousands)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2021	2021	2020	2021	2020
Net interest income	$70,508	$70,755	$72,936	$270,698	$282,935
Noninterest income	35,089	33,259	30,499	132,804	118,265
Less securities (gains) and losses, net	(474)	(57)	(855)	(3,070)	(1,331)
Noninterest expense	(71,169)	(73,487)	(64,073)	(261,780)	(234,197)
Pre-provision net revenue	33,954	30,470	38,507	138,652	165,672

Adjustments to pre-provision net revenue:
Acquisition and other restructuring expenses	5,641	8,677	7,550	17,351	10,711
Provision for unfunded commitments	294	(978)	(12)	(774)	1,822
New Market Tax Credit amortization	1,255	1,240	1,111	5,563	2,311
Adjusted pre-provision net revenue	$41,144	$39,409	$47,156	$160,792	$180,516

Average total assets	$12,895,049	$12,697,795	$10,419,364	$11,904,935	$10,292,256

Reported: Pre-provision net revenue to average assets [1]	1.04%	0.95%	1.47%	1.16%	1.61%
Adjusted: Pre-provision net revenue to average assets [1]	1.27%	1.23%	1.80%	1.35%	1.75%

[1] For quarterly periods, measures are annualized.

Reconciliation of Non-GAAP Financial Measures – Adjusted Net Income, Adjusted Diluted Earnings Per Share, and Adjusted Return on Average Assets (Unaudited)
(dollars in thousands, except per share data)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2021	2021	2020	2021	2020
Net income	$29,926	$25,941	$28,345	$123,449	$100,344

Adjustments to net income:
Acquisition expenses:
Salaries, wages, and employee benefits	1,760	4,462	—	7,347	—
Data processing	143	3,182	56	3,700	56
Lease or fixed asset impairment	—	—	245	—	479
Professional fees, occupancy, and other	290	776	479	2,599	864
Other restructuring costs:
Salaries, wages, and employee benefits	215	257	113	472	2,470
Lease or fixed asset impairment	3,227	—	6,657	3,227	6,657
Professional fees, occupancy, and other	6	—	—	6	185
Related tax benefit	(1,290)	(1,773)	(1,640)	(3,692)	(2,327)
Adjusted net income	$34,277	$32,845	$34,255	$137,108	$108,728

Dilutive average common shares outstanding	56,413,026	56,832,518	54,911,458	56,008,805	54,826,939
Reported: Diluted earnings per share	$0.53	$0.46	$0.52	$2.20	$1.83
Adjusted: Diluted earnings per share	$0.61	$0.58	$0.62	$2.45	$1.98

Average total assets	$12,895,049	$12,697,795	$10,419,364	$11,904,935	$10,292,256

Reported: Return on average assets [1]	0.92%	0.81%	1.08%	1.04%	0.97%
Adjusted: Return on average assets [1]	1.05%	1.03%	1.31%	1.15%	1.06%

[1] For quarterly periods, measures are annualized.

Reconciliation of Non-GAAP Financial Measures – Adjusted Net Interest Margin (Unaudited)
(dollars in thousands)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2021	2021	2020	2021	2020
Net interest income	$70,508	$70,755	$72,936	$270,698	$282,935

Adjustments to net interest income:
Tax-equivalent adjustment	577	598	655	2,355	2,740
Purchase accounting accretion related to business combinations	(1,469)	(1,799)	(2,469)	(7,151)	(10,391)
Adjusted net interest income	$69,616	$69,554	$71,122	$265,902	$275,284

Average interest-earning assets	$11,947,653	$11,730,637	$9,557,265	$10,978,116	$9,417,938

Reported: Net interest margin [1]	2.36%	2.41%	3.06%	2.49%	3.03%
Adjusted: Net interest margin [1]	2.31%	2.35%	2.96%	2.42%	2.92%

[1] For quarterly periods, measures are annualized.

Reconciliation of Non-GAAP Financial Measures – Adjusted Noninterest Expense, Efficiency Ratio, and Adjusted Efficiency Ratio (Unaudited)
(dollars in thousands)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2021	2021	2020	2021	2020
Net interest income	$70,508	$70,755	$72,936	$270,698	$282,935
Tax-equivalent adjustment	577	598	655	2,355	2,740
Tax equivalent interest income	$71,085	$71,353	$73,591	$273,053	$285,675

Noninterest income	$35,089	$33,259	$30,499	$132,804	$118,265
Less security (gains) and losses, net	(474)	(57)	(855)	(3,070)	(1,331)
Adjusted noninterest income	$34,615	$33,202	$29,644	$129,734	$116,934

Noninterest expense	$71,169	$73,487	$64,073	$261,780	$234,197
Non-operating adjustments:
Salaries, wages, and employee benefits	(1,975)	(4,719)	(113)	(7,819)	(2,470)
Data processing	(143)	(3,182)	(56)	(3,700)	(56)
Impairment, professional fees, occupancy, and other	(3,523)	(776)	(7,381)	(5,832)	(8,185)
Noninterest expense, excluding non-operating adjustments	65,528	64,810	56,523	244,429	223,486
Amortization of intangible assets	(3,074)	(3,149)	(2,439)	(11,274)	(10,008)
Adjusted noninterest expense	$62,454	$61,661	$54,084	$233,155	$213,478

Reported: Efficiency ratio	64.42%	67.27%	59.70%	62.19%	55.68%
Adjusted: Efficiency ratio	59.09%	58.97%	52.39%	57.89%	53.02%

Reconciliation of Non-GAAP Financial Measures – Tangible Common Equity, Tangible Common Equity to Tangible Assets,
Tangible Book Value Per Common Share, Return on Average Tangible Common Equity (Unaudited)

(dollars in thousands)

	As of and for the Three Months Ended			For the Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2021	2021	2020	2021	2020
Total assets	$12,859,689	$12,899,330	$10,544,047
Goodwill and other intangible assets, net	(375,924)	(378,891)	(363,521)
Tax effect of other intangible assets, net	16,254	17,115	14,556
Tangible assets	$12,500,019	$12,537,554	$10,195,082

Total stockholders’ equity	$1,319,112	$1,333,076	$1,270,069
Goodwill and other intangible assets, net	(375,924)	(378,891)	(363,521)
Tax effect of other intangible assets, net	16,254	17,115	14,556
Tangible common equity	$959,442	$971,300	$921,104

Ending number of common shares outstanding	55,434,910	55,826,984	54,404,379

Tangible common equity to tangible assets [1]	7.68%	7.75%	9.03%
Tangible book value per common share	$17.01	$17.09	$16.66

Average common equity	$1,328,692	$1,351,416	$1,261,298	$1,324,862	$1,240,374
Average goodwill and other intangible assets, net	(377,825)	(380,885)	(365,120)	(372,593)	(368,624)
Average tangible common equity	$950,867	$970,531	$896,178	$952,269	$871,750

Reported: Return on average tangible common equity [2]	12.49%	10.60%	12.58%	12.96%	11.51%
Adjusted: Return on average tangible common equity 2, [3]	14.30%	13.43%	15.21%	14.40%	12.47%

[1] Tax-effected measure, 28% estimated deferred tax rate.
[2] For quarterly periods, measures are annualized.
[3] Calculated using adjusted net income.

Special Note Concerning Forward-Looking Statements

Statements made in this document, other than those concerning historical financial information, may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance, and business of the Company.  Forward-looking statements, which may be based upon beliefs, expectations, and assumptions of the Company’s management, and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should,” or other similar expressions.  Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.  A number of factors, many of which are beyond the Company’s ability to control or predict, could cause actual results to differ materially from those in the Company’s forward-looking statements.  These factors include, among others, the following: (i) the strength of the local, state, national, and international economy; (ii) the economic impact of any future terrorist threats or attacks, widespread disease or pandemics (including the COVID-19 pandemic), or other adverse external events that could cause economic deterioration or instability in credit markets; (iii) changes in state and federal laws, regulations, and governmental policies concerning the Company’s general business; (iv) changes in accounting policies and practices; (v) changes in interest rates and prepayment rates of the Company’s assets (including the impact of The London Inter-bank Offered Rate phase-out); (vi) increased competition in the financial services sector and the inability to attract new customers; (vii) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (viii) the loss of key executives or associates; (ix) changes in consumer spending; (x) unexpected results of current and/or future acquisitions, which may include failure to realize the anticipated benefits of any acquisition and the possibility that transaction costs may be greater than anticipated; (xi) unexpected outcomes of existing or new litigation involving the Company; and (xii) the economic impact of exceptional weather occurrences such as tornadoes, hurricanes, floods, and blizzards.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  Additional information concerning the Company and its business, including additional factors that could materially affect its financial results, is included in the Company’s filings with the Securities and Exchange Commission.